Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT SPORTS NAMES JAMES A. HILT TO ITS BOARD

BIRMINGHAM, Ala. (August 9, 2017) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced that James A. Hilt has been added to the Company's Board of Directors (Board), bringing its current membership to nine directors.  Mr. Hilt, whose term expires in 2020, will serve on the Company's Audit Committee.

Mickey Newsome, Chairman of the Board, stated, "We are pleased to welcome Jim to our Board.  With the recent launch of our transactional website and our transition to a robust digital retailer, Jim's experience in retail and background in optimizing e-commerce strategies will be invaluable as we grow this business in the future.  He also understands the importance of the brick-and-mortar presence as it relates to the digital experience, and knows how to leverage the customer base across channels."

Mr. Hilt has served as Executive Vice President, Chief Marketing Officer and eCommerce at Express, Inc. since March 2016.  Mr. Hilt joined Express in February 2014 as Senior Vice President of e-Commerce.  Prior to joining Express, he was Vice President of eBooks and Managing Director, International at Barnes & Noble, Inc.  Earlier in his career, Mr. Hilt held several executive positions at Sears Holdings Corporation, the parent company of Sears Roebuck and Co. and Kmart Corporation.  Before Sears, Mr. Hilt was a Director of Global Marketing at SAP and held several senior positions at IBM.

Jim Hilt added, "I am very pleased to join the Board of Hibbett Sports during this exciting transition to a fully functional digital retailer.  With the majority of its store base in smaller, rural communities, we can now leverage our digital site to connect with our customer base.  I believe that my past experience will provide a solid basis for me to contribute to Hibbett's long-term strategy."

Hibbett Sports, headquartered in Birmingham, Alabama is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.Hibbett.com.  Follow us @HibbettSports.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding effects of expertise and experience. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2017 and in our Quarterly Report on form 10-Q filed on June 2, 2017. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1